FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp
(800) 284-5989

Northeast Bancorp Announces 2nd Quarter Earnings, Declares Dividend, and Completes Issuance of a New Class of Trust Preferred Securities

AUBURN, Maine, (January 21, 2005) - Northeast Bancorp (AMEX: NBN) announced that earnings for the second quarter ended December 31, 2004 were $764,882 or $0.30 per diluted share; a decrease of $125,136 or 14.0% over earnings for the same period last year which were $890,018 or $0.34 per diluted share. The reduction in earnings for this 2nd quarter reflects a write-down of unamortized issuance costs to account for the early redemption of an issue of trust preferred securities allowing the Company to take advantage of the current rate environment.

In addition, the Board of Directors declared a dividend of $0.09 per share, payable on February 25, 2005 to shareholders of record as of the close of business on February 4, 2005. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and a book value of $15.24 per share as of December 31, 2004. The Company continues to be well capitalized and has expressed a desire to maintain sufficient capital that will allow it to pay a fair dividend return, to continue the repurchase of its shares, and to support the overall growth of the franchise.

"Management's decision to refinance approximately $7.2 million of trust preferred securities issued in 1999 through the issuance of $10.0 million in new trust preferred securities at lower dividend rates resulted in a favorable rate reduction from 9.6% to 5.88% while securing additional capital to support future growth," said Jim Delamater, President and CEO. "As the markets strengthen management will continue to seek opportunities to take advantage of pricing and investment strategies that will be beneficial to the Company for the long term." The $10.0 million trust preferred securities transaction, previously reported on Form 8-K filed with the Securities and Exchange Commission, was completed on December 22, 2004. As part of this transaction, the Company wrote off all unamortized issuance costs associated with the 1999 issue, thereby creating a charge to earnings of approximately $392,000 before tax or $269,000 after tax impact.

Earnings for the six months ended December 31, 2004 were $1,720,997 or $0.67 per share compared to earnings for the same period last year which were $1,806,399 or $0.69 per share, a decrease of $85,402 or 5%. Loan growth continued strong at $9.5 million over last quarter and $61.5 million over this same period last year with total assets of $561 million as of December 31, 2004, a 1% increase over last quarter and a 13% increase over this time last year. The Company remains focused on gathering deposits with its deposit base growing an additional $3.0 million over last quarter and $22.8 million over the same period last year exclusive of brokered deposits.

"The Company continues to dedicate resources in a number of areas to improve both the product delivery infrastructure and to generate additional fee income. This quarter we completed a year-long project to successfully convert our Teller System for customer transaction processing with new hardware and software throughout our branches, resulting in improved efficiencies. We also began the migration and conversion of the Sargent Insurance Agency and its six offices, acquired in September 2004, onto the Company's network and database. Additionally, we implemented a new service fee structure to provide for increased deposit fees in areas where it made sense," continued Delamater.

Northeast Bancorp is the holding company for the Maine-based and independent Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, Inc. and other affiliations, provides retail and business customers with a broad array of financial services. Income is derived from a combination of traditional banking services and non-traditional financial products and services, including trust, investment, and insurance products (life, disability, property and casualty insurance). Employees utilize a "needs-based" consultative selling philosophy focused on understanding customers' financial goals and objectives to find the most appropriate product or service match.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO, Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries, or interested in learning more about the Company, should access its web site at www.northeastbank.com.

 This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will in fact occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K.

Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2004	2003	Change	2004	2003	Change
Selected financial information

Income statement data:

Interest income	$ 7,952	$ 6,872	16%	$ 15,520	$ 13,503	15%
Interest expense	3,434	2,951	16%	6,725	5,974	13%
Net interest income	4,518	3,921	15%	8,795	7,529	17%
Provision for loan losses	300	241	24%	600	481	25%
Net interest income after provision for loan losses	4,218	3,680	15%	8,195	7,048	16%
Gain on sale of loans	59	101	-42%	111	533	-79%
Gain on securities	38	75	-49%	39	118	-67%
Other noninterest income	1,331	1,071	24%	2,442	2,094	17%
Noninterest expense	4,534	3,605	26%	8,288	7,133	16%
Operating income before income tax	1,112	1,322	-16%	2,499	2,660	-6%
Income tax expense	347	432	-20%	778	854	-9%
Net income	$ 765	$ 890	-14%	$ 1,721	$ 1,806	-5%

Per share data:
Basic earning per common share	$ 0.30	$ 0.35	-14%	$ 0.68	$ 0.71	-4%
Diluted earnings per common share	$ 0.30	$ 0.34	-12%	$ 0.67	$ 0.69	-3%
Weighted average shares outstanding:
Basic	2,512,194	2,536,251	-1%	2,518,770	2,558,854	-2%
Diluted	2,555,332	2,593,637	-1%	2,565,448	2,614,253	-2%

Book value per share	15.24	14.45		15.24	14.45
Tangible book value per share	14.16	14.10		14.16	14.10

Net interest margin	3.37%	3.43%		3.32%	3.35%
Net interest spread	3.16%	3.20%		3.11%	3.10%
Return on average assets (annualized)	0.54%	0.74%		0.62%	0.76%
Return on equity (annualized)	7.89%	9.66%		8.98%	9.78%
Tier I leverage ratio (Bank)	7.97%	8.29%		7.97%	8.29%
Tier I risk-based capital ratio (Bank)	10.24%	10.80%		10.24%	10.80%
Total risk-based capital ratio (Bank)	11.37%	11.13%		11.37%	11.13%
Efficiency ratio	76%	70%		73%	69%
Nonperforming loans	1,780	1,371		1,780	1,371
Total nonperforming assets	1,816	1,427		1,816	1,427
Nonperforming loans as a % of total loans	0.39%	0.35%		0.39%	0.35%
Nonperforming assets as a % of total assets	0.32%	0.29%		0.32%	0.29%

	December 31,		%
	2004	2003	Change
Balance sheet highlights:

Investment securities	$ 66,226	$ 64,892	2%
Loans held for sale	113	223	-49%
Loans	458,111	396,639	15%
Allowance for loan losses	4,918	4,338	13%
Total assets	560,728	496,973	13%

Deposits:
NOW and money market	80,765	77,008	5%
Savings	28,073	28,640	-2%
Certificates of deposits	156,126	137,774	13%
Brokered time deposits	80,468	61,738	30%
Noninterest-bearing deposits	36,820	35,604	3%
Total deposits	382,252	340,764	12%

Borrowings	102,172	90,839	12%
Shareholders' equity	38,610	36,365	6%

Shares outstanding	2,514,557	2,517,341	0%